EXCLUSIVE TECHNOLOGY CONSULTING SERVICES AGREEMENT

This Exclusive Technology Consulting Services Agreement (this "**Agreement**") is entered into as of 2 March, 2019 by and between the following two parties in Shenzhen:

Party A: Guo Gangtong Trade (Shenzhen)Co., Ltd（国港通贸易（深圳）有限公司）
Address: Room 201,Building A,No.1 Qianwan Road, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen (深圳市前海深港合作区前湾一路 1 号 A 栋 201 室)
Legal Representative: Guo Yanping（郭衍平）

Party B: Wunong Technology (Shenzhen) Co., Ltd (物农科技（深圳）有限公司)
Address: No. 415, 4th Floor Art Expo City, T3 Colorful Huiwei Cultural and Creative Expo City, No.5010 Baoan Avenue Caowui Community, Hangcheng Street, Baoan District, Shenzhen (深圳市宝安区航城街道草围社区宝安大道 5010 号深圳多彩汇威文化创意博览城 T3 艺博城 4 层 415 号)
Legal Representative:Xia Changbin（夏长彬）

WHEREAS:

(1) Party A is a wholly foreign-owned enterprise duly incorporated and validly existing under the law of the People's Republic of China (the "PRC"), which has rich experience and professionals in the development of technologies and the transfer of self-owned technologies as well as the provision of the related technology consulting and services in the area of computer software development and design;

(2) Party B is a domestically funded limited liability company duly incorporated in Shenzhen, PRC, which mainly engages in the value-added telecommunication business of internet and mobile network information services as well as related technical services;

(3) Party A intends to provide exclusive technology consulting services to Party B and Party B intends to accept such services. Both parties wish to continue the cooperation and execute the written agreement to specify the rights and obligations of both parties.

NOW THEREFORE, the Parties have agreed as follows:

1. EXCLUSIVE TECHNOLOGY CONSULTING AND SERVICES; SOLE AND EXCLUSIVE RIGHTS AND INTERESTS

1.1 During the term of this Agreement, Party A agrees to act as the exclusive technical consultancy and services provider of Party B worldwide to provide the

relevant technical consultancy and services to Party B according to the terms and conditions of this Agreement (the detailed content of services is specified in Appendix 1).

1.2 Party B agrees to accept such technical consultancy and services provided by Party A, and further agrees that, during the term of this Agreement, it shall not accept or seek any technical consultancy and services from, or attempt to enter into any similar cooperation relationship with, any third party without the prior written consent of Party A.

1.3 Both parties agree that Party A may appoint another party, who may enter into technical service and consultancy service agreements with Party B, to provide Party B with the services and/or supports under this Agreement.

1.4 During the performance of this Agreement, where Party B needs to use Party A's software program or trademark, the parties shall otherwise enter into an agreement in respect of the licensed scope, method and license fee of the relevant software and trademark.

2. CALCULATION, PAYMENT AND SECURITY OF THE FEES FOR TECHNICAL CONSULTANCY AND SERVICES (HEREINAFTER, THE "FEE")

2.1 Both parties agree to calculate and pay the Fee under this Agreement in accordance with the methods listed in Appendix 2 hereof.

2.2 If Party B fails to pay the Fee in accordance with this Agreement and the Appendix thereof, Party B shall otherwise pay damages in the amount equivalent to 0.01% of the total overdue payment per day to Party A, until Party B fully pays the total Fee, overdue interest and other relevant charges.

2.3 Party A shall be entitled to designate its employee(s) or certified public accountant(s) of the PRC or other jurisdictions ("**Party A's Authorised Representative(s)**") to verify and examine accounting books of Party B, in order to determine the calculation method and amounts of the Fee. For such purpose, Party B shall provide to Party A's Authorized Representative(s) with all documents, accounts, records and data as requested by Party A's Authorized Representative(s), in order to facilitate Party A's Authorized Representative(s) in auditing Party B's accounts and determine the amount of Fee. The amount of Fee determined by Party A's Authorized Representative(s) shall prevail.

2.4 Except that it is otherwise mutually agreed by both parties, the Fee paid by Party B to Party A hereunder shall not be subject to any withholding or setoff (e.g. bank service charges, etc.).

2.5 Party B's shareholders shall pledge the equity interests of Party B held thereby to Party A for securing the Fee, damages, actual expenses, and indemnities payable Party B pursuant to this Agreement.

3. INTELLECTUAL PROPERTY

3.1 Both parties understand and agree that Party A shall have the exclusive rights and full rights in all aspects with respect to all technical data, software, findings, inventions, developments, commercial secrets, copyrights, documents provided or developed by Party A and all other information developed or prepared by Party A hereunder, no matter if patented or protected by copyrights or not.

3.2 If Party B improves the aforesaid technology or materials, the improvement shall become the exclusive and proprietary property of Party A (including without limitation the intellectual property rights associated with such improvements); if Party B shall enjoy any interests in the aforesaid technology or materials in accordance with applicable laws, Party B hereby transfers to Party A all such right(s), ownership and interest(s) in such improvements owned by Party B.

3.3 If any third party uses any of such intellectual property rights without authorization or claims for any of such intellectual property rights or files for claims in any nature for infringement or violation of third-party rights in any nature arising from the use of such intellectual property rights by Party B, Party B agrees to notify Party A promptly upon knowledge of the same. Party A shall have the sole discretion to determine on its own whether or not to file a litigation against any third party for the infringement or other violations of such intellectual property rights, or to defend in any legal proceedings or claims instituted by any third party. If Party A selects to file a litigation or defend in any legal proceedings or claims instituted by any third party, Party A shall have the full power to control in such litigations or defenses and be entitled to request reasonable assistance from Party B.

3.4 Both parties agree that this Article 3 shall remain effective notwithstanding that this Agreement shall become invalid, rescinded, terminated or unenforceable for any causes.

4. REPRESENTATIONS AND WARRANTIES; COVENANTS

4.1 Party A hereby represents and warrants as follows:

4.1.1 Party A is a wholly foreign-owned enterprise duly incorporated and validly existing under the laws of the PRC;

4.1.2 Party A, subject to its corporate authority and business scope, has taken such corporate actions, made such proper authorizations and obtained

such consent or approvals from third parties and government authorities as required for its execution and performance of the Agreement without violating the restrictions of laws and contracts that may bind or affect Party A;

4.1.3 Upon execution, the Agreement will constitute a legal, valid and binding agreement of Party A and will be enforceable against Party A in accordance with its terms.

4.2 Party B hereby represents, warrants and covenants as follows:

4.2.1 Party B is a domestically funded limited liability company duly incorporated and validly existing under the laws of the PRC;

4.2.2 Party B, subject to its corporate authority and business scope, has taken such corporate actions, made such proper authorizations and obtained such consents or approvals from third parties or government authorities as required for its execution and performance of the Agreement without violating the restrictions of laws and contracts that may binds or affect Party A;

4.2.3 The total license fees under the Software License Agreement, the Fee under this Agreement and the license fees under the Trademark Sub-license Agreement that are payable by Party B to Party A shall be no less than the net profit of Party B (determined in accordance with PRC GAAP, consistently applied). Party B shall consult with Party A on the adjustment of the Fee on a case by case basis. Party A's consent to such adjustment shall not be unreasonably withheld or delayed;

4.2.4 Party B shall provide all assistance necessary for Party A's provision of the technical consulting and service under this Agreement;

4.2.5 Upon execution, the Agreement will constitute a legal, valid and binding agreement of Party B and will be enforceable against Party B in accordance with its terms.

5. CONFIDENTIALITY

5.1 Either Party understands that during the negotiation or performance of this Agreement, it may obtain (1) non-public information, technical data, commercial secrets or know-how of the other Party which are relating to the other Party's actual or expected business or research and development, including but not limited to the other Party's products or services, research or product planning, customer list and information, software, developments, inventions, know-how, formula, technologies, designs, drawings, engineering, hardware configuration information, marketing, financial or other commercial

information; and (2) the third-party confidential or proprietary information to which the other Party shall be liable to keep confidential according to any relevant laws and regulations or other documents binding on it (including but not limited to articles of association, undertakings, agreements, contracts, etc.) (hereinafter referred to as the "**Confidential Information**"). Either Party acknowledges and affirms that this Agreement and any oral or written information exchanged among Party A and Party B in connection with this Agreement is Confidential Information.

5.2 Upon termination of this Agreement, both Party shall, at the other Party's request, return to the other Party or destroy on its own any and all documents, materials or software containing the Confidential Information, and delete any Confidential Information from any relevant mnemonic devices and cease its use of the same.

5.3 Either party shall not disclose, grant or transfer the Confidential Information to any third party without the other parties' prior written consent, except for the information that (a) is or may become known by the public not for either party's disclosure to the public without authorization; (b) is disclosed as required by the applicable laws, or the rules or practices of a stock exchange; (c) is disclosed by other parties in connection with the transaction contemplated hereby to its legal or financial advisor that is under a confidentiality obligation similar to that as stated in this clause; or (d) is disclosed by Party A to its direct or indirect shareholders. Any breach of confidentiality by any employee or agency engaged by either party shall be deemed a breach by such party, who shall be liable for such breach in accordance with this Agreement.

5.4 Both parties agree that this Article 5 shall survive notwithstanding that this Agreement is invalid, amended, rescinded, terminated or unenforceable.

6. INDEMNITY

Party B shall indemnify and hold harmless Party A against any losses, damages, liabilities and costs arising from any litigation, damage claims or other claims against Party A, which is caused by or arising from the content of consultation and services required by Party B.

7. EFFECTIVE DATE AND TERM

7.1 This Agreement shall be executed and become effective as of the date first set forth above.

7.2 The term of this Agreement is ten (10) years, unless early termination in accordance with the provisions of this Agreement or the terms of relevant agreements otherwise entered into by both parties.

7.3 This Agreement may be renewed upon the expiration of this Agreement with the written consent of both parties. The term of renewal shall be determined by both parties upon consultation. If both parties have not reached any agreement on such renewal, this Agreement shall be renewed for one (1) year automatically on its expiration (including any expiration of extended term) unless Party A gives written notice of no intention to renew this Agreement before the expiration.

7.4 During the terms set forth in Article 7.2 and 7.3 hereof, if any party is terminated at the expiration of operation term (including any extension of such term) or for any other reason, this Agreement shall terminate upon such termination of the party, unless such party has already assigned its rights and obligations in accordance with Article 13 hereof.

8. TERMINATION

8.1 Termination on Expiration

This Agreement shall terminate on the date of expiration unless this Agreement is renewed in accordance with relevant provisions hereof.

8.2 Early Termination

During the term of this Agreement, Party B shall not early terminate this Agreement unless Party A engages in any gross negligence, fraud or other illegal acts or is confronted with the bankruptcy. Notwithstanding the aforesaid provisions, Party A has the right to terminate this Agreement at any time by giving a written notice to Party B thirty (30) days in advance. During the term of this Agreement, if Party B breaches the provisions hereof and has not rectified such breach within fourteen (14) days upon receipt of Party A's written notice for such breach, Party A shall inform Party B with a written notice to terminate this Agreement.

8.3 Survival

The rights and obligations of both parties under Articles 3, 5, 9 and 10 shall continue to be effective upon the termination of this Agreement.

9. GOVERNING LAW

This Agreement shall be governed by, construed and enforced in accordance with the PRC laws.

10. SETTLEMENT OF DISPUTES

Both parties shall strive to settle any dispute arising from the interpretation or performance of this Agreement through friendly consultation in good faith. In case no settlement can be reached through consultation within 30 days upon one party's request, either party may refer the dispute to China International

Economic and Trade Arbitration Commission (the "**CIETAC**") for settlement through arbitration in accordance with its arbitration rules then in effect. The arbitration proceedings shall take place in Shenzhen and shall be conducted in Chinese and English. The arbitration award shall be final and binding upon both parties.

11. FORCE MAJEURE

11.1 Force Majeure means any event that is beyond a party's reasonable control and cannot be prevented notwithstanding the reasonable care exercised by the affected party, which includes but not limited to government act, change in law, act of God, fire, explosion, storm, flood, earthquake, tide, lightning and war; provided, however, that any shortage of credit, capital or finance shall not be regarded as an event beyond a party's reasonable control. The party that is affected by Force Majeure and seeks a release of its liability for performance hereunder shall inform the other party of such release as soon as possible, indicating the steps it will need to take for performing this Agreement.

11.2 In the event that the performance hereof is delayed or prevented by Force Majeure as defined above, the party affected by Force Majeure will not need to undertake any liability hereunder to the extent delayed or prevented. The affected party shall take appropriate measures to minimize or eliminate the effects of Force Majeure and attempt to resume its performance of the obligations delayed or prevented by Force Majeure. The parties agree to use their best efforts to resume the performance hereunder upon elimination of the Force Majeure.

12. NOTICES

Notices or other communications required to be given by either party pursuant to this Agreement shall be written in Chinese or English, and may be delivered by hand, or registered mail, or postage-prepaid mail, or a recognized courier service, or facsimile transmission to the address or addresses of the relevant party or both parties as set forth below or other address of the other party or the addressees of such other party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered by hand is deemed duly served on the date of delivery; (b) a notice sent by mail is deemed duly served on the tenth (10th) day after the date on which the air registered mail with postage prepaid (as is shown on the postmark) has been sent out, or the fourth (4th) day after the date of delivery to an internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time shown on the relevant document transmission confirmation.

Party A: Guo Gangtong Trade (Shenzhen) Co., Ltd (国港通贸易（深圳）有限公司)

Address: Room 201,Building A,No.1 Qianwan Road, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen (深圳市前海深港合作区前湾一路 1 号 A

栋 201 室)
Fax:
Phone: 13823913841

Party B: Wunong Technology (Shenzhen) Co., Ltd (物农科技（深圳）有限公司)
Address: No. 415, 4th Floor Art Expo City, T3 Colorful Huiwei Cultural and Creative Expo City, No.5010 Baoan Avenue Caowui Community, Hangcheng Street, Baoan District, Shenzhen (深圳市宝安区航城街道草围社区宝安大道 5010 号深圳多彩汇威文化创意博览城 T3 艺博城 4 层 415 号)
Fax:
Phone: 18878717137

13. ASSIGNMENT

13.1 Party B shall not transfer its rights and obligations under this Agreement to any third party without Party A's prior written consent.

13.2 Party B agrees that Party A can assign its rights and obligations under this Agreement to other third parties when it believes necessary, in which Party A only needs to give a written notice to Party B and no further consent of Party B is required.

14. ENTIRE AGREEMENT

Both parties confirm that this Agreement, when becomes effective, shall constitute the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes and replaces all previous verbal and written agreements and understandings reached between the parties in connection with the subject matter hereof.

15. SEVERABILITY

If any provision of this Agreement is invalid or unenforceable due to its conflict with the relevant law and regulations, such provision shall be deemed invalid only within such relevant law's scope of jurisdiction, and the legal validity of the other provisions hereof shall not be affected thereby. The parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions to the greatest extent permitted by law and the intentions of the parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

16. AMENDMENT AND SUPPLEMENT

Any amendment and supplement to this Agreement shall be made by written agreements between the parties. The amendments and supplements hereto that have been duly signed by both parties shall be deemed an integral part of, and

be equally valid as, this Agreement.

17. COUNTERPARTS AND LANGUAGE

This Agreement shall be written in both Chinese and English languages and be executed in two originals, each party having one copy with equal legal validity. If there is any discrepancy between the Chinese language and the English language, the Chinese language shall prevail.

[Signature Page Follows]

IN WITNESS THEREOF, both parties hereto have caused this Agreement to be duly executed by their legal representative(s) or duly authorized representative(s) as of the date first written above.

Party A: Guo Gangtong Trade (Shenzhen) Co., Ltd (国港通贸易（深圳）有限公司)

Legal (or Authorized) Representative: 郭衍军

Seal:

Party B: Wunong Technology (Shenzhen) Co., Ltd (物农科技（深圳）有限公司)

Legal (or Authorized) Representative:

Seal:

Appendix 1: List of Content of Technical Consulting and Services

(1) To provide auxiliary services in relation to server maintenance and administration of network platform and to lease of equipment;

(2) To develop, update and upgrade the application software of the server and its application in any websites owned or operated by Party B;

(3) To develop and upgrade the application software of the internet users;

(4) To provide technical services of design plan, software design, web page editing, technical support, etc. and administrative and consulting advice to Party B in connection with Sales and management of agricultural products and other aspects of Internet e-commerce sales of agricultural products which may be conducted by Party B;

(5) Upon Party B's request, to provide labor support, including but not limited to the secondment or sending of Party A's personnel to Party B (but Party B shall bear the relevant labor expenses);

(6) To provide the technical and business personnel training;

(7) To assist Party B in marketing of the operation, communicating with agricultural products procurement channels, agricultural products cultural industry base, agricultural government support resources and mobile application software users and other third parties in connection with sales and management of agricultural products which may be conducted by Party B;

(8) To carry out market study, market research, and marketing consulting services; consultation and research services for developing new projects;

(9) To formulate market development plans and public relations services; and

(10) To provide other services recognized by both parties.

Appendix 2: Calculation and Payment of the Fee for Technical Consultancy and Services

I. Without prejudice to Article 4.2.3 of this Agreement, the amount of the monthly Fee shall be calculated by the formula that the monthly Fee shall be ________.

II. Party B shall consult with Party A for adjustment of the Fee in accordance with the actual business situation of Part B through adjustment to the minimum real number of daily page view.

III. Party A shall compute the Fee on a monthly basis, and within five days from the first date of any month, issue to Party B a notice of Fee for the preceding month. Party B shall pay such Fee to the designated bank account of Party A within five working days from the date of receipt of such notice, and send a copy of evidence of payment to Party A through facsimile or by post within three working days from the date of payment.

IV. If Party A is of the opinion that the Fee stipulated in this Appendix requires an adjustment due to any reason(s), Party B shall constructively, and with integrity, negotiate with Party A within five working days from the date of written request by Party A for an adjustment of Fee, in order to confirm the new Fee or adjustment mechanism. If Party B, upon receipt of the abovementioned written request, does not reply within the stated time limit set forth above, Party B shall be deemed to have consented to the Fee adjustment requested by Party A.

Appendix 2: Calculation and Payment of the Fee for Technical Consultancy and Services

I. Without prejudice to Article 4.2.3 of this Agreement, the amount of the monthly Fee shall be calculated by the formula that the monthly Fee shall be = Party B's business income - Party B's accumulated loss - Party B's actual operating cost - operating capital confirmed by Party A that Party B needs to retain - taxes actually paid by Party B. The above calculation is in monthly units.

II. Party B shall consult with Party A for adjustment of the Fee in accordance with the actual business situation of Part B through adjustment to the minimum real number of daily page view.

III. Party A shall compute the Fee on a monthly basis, and within five days from the first date of any month, issue to Party B a notice of Fee for the preceding month. Party B shall pay such Fee to the designated bank account of Party A within five working days from the date of receipt of such notice, and send a copy of evidence of payment to Party A through facsimile or by post within three working days from the date of payment.

IV. If Party A is of the opinion that the Fee stipulated in this Appendix requires an adjustment due to any reason(s), Party B shall constructively, and with integrity, negotiate with Party A within five working days from the date of written request by Party A for an adjustment of Fee, in order to confirm the new Fee or adjustment mechanism. If Party B, upon receipt of the abovementioned written request, does not reply within the stated time limit set forth above, Party B shall be deemed to have consented to the Fee adjustment requested by Party A.